As filed with the Securities and Exchange Commission on May 3, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KNOWLES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	90-1002689
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1151 Maplewood Drive Itasca, Illinois	60143
(Address of Principal Executive Offices)	(Zip Code)

Knowles Corporation 2018 Equity and Cash Incentive Plan

(Full title of the plan)

Thomas G. Jackson

Senior Vice President, General Counsel & Secretary

Knowles Corporation

1151 Maplewood Drive

Itasca, IL 60143

(Name and address of agent for service)

(630) 250-5100

(Telephone number, including area code, of agent for service)

Copies to:

Paul L. Choi

Lindsey A. Smith

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

(312) 853-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value	7,300,000 shares	$11.26	$82,198,000	$10,233.65

(1)	Represents 7,300,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Knowles Corporation (the “Registrant”) issuable under the Knowles Corporation 2018 Equity and Cash Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such number of additional shares of Common Stock as may be offered pursuant to the terms of the Plan, which provides for a change in the number or class of securities being offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $11.26 per share represents the average of the high and low sales prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on April 26, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act.

(b) Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above-mentioned information should be directed to the Secretary of the Registrant at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents that have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on February 20, 2018;

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on April 30, 2018;

(c) the Registrant’s Current Reports on Form 8-K filed with the Commission on February 21, 2018 (Items 5.02 and 8.01 only), and May 2, 2018;

(d) the description of the Registrant’s Common Stock set forth under the heading “Description of Knowles’ Capital Stock” in the Registrant’s Information Statement, filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form 10 filed with the Commission on February 6, 2014, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as the “Incorporated Documents”).

Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), provides that no director shall be liable to the Registrant or the Registrant’s shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its shareholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation also provides that the Registrant shall indemnify its directors and officers to the fullest extent authorized or permitted by law. A director’s or officer’s right to indemnification under the Certificate of Incorporation includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The rights to indemnification and advancement of expenses in the Certificate of Incorporation are not exclusive of any other right which any person may have under the Certificate of Incorporation, the Registrant’s amended and restated by-laws, as amended (the “By-Laws”), any statute, agreement, vote of shareholders or disinterested directors or otherwise. In addition, any repeal or modification of the indemnification or advancement of expenses provisions in the Certificate of Incorporation will not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Registrant existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The By-Laws provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director, officer or employee of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise, against expenses

(including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The By-Laws also provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director, officer or employee of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant. Expenses (including attorneys’ fees) incurred by a current or former director or officer or employee entitled to indemnification under the By-Laws in defending any civil, criminal, administrative or investigative action, suit or proceeding will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding. The indemnification and advancement of expenses provided by, or granted pursuant to, the By-Laws are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Any repeal or modification of the indemnification or advancement of expenses provisions of the By-Laws will not adversely affect any right or protection thereunder of a director, officer or employee of the Registrant in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

The Registrant maintains liability insurance for its directors and officers. Such insurance is available to the Registrant’s directors and officers in accordance with its terms.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Knowles Corporation, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 3, 2014.

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Knowles Corporation, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 4, 2016.

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Knowles Corporation, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 2, 2018.

4.4	Amended and Restated By-Laws of Knowles Corporation, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 3, 2014.

4.5	Amendment No. 1 to the Amended and Restated By-Laws of Knowles Corporation, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 4, 2016.

4.6	Amendment No. 2 to the Amended and Restated By-Laws of Knowles Corporation, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 4, 2017.

4.7	Amendment No. 3 to the Amended and Restated By-Laws of Knowles Corporation, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 2, 2018.

4.8	Knowles Corporation 2018 Equity and Cash Incentive Plan, incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 14, 2018.

5.1*	Opinion of Sidley Austin LLP as to the legality of the securities being offered.

23.1*	Consent of Sidley Austin LLP (included in its opinion filed as Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Powers of Attorney (contained in the signature page of this Registration Statement).

*	Filed herewith.

Item 9.   Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Itasca, State of Illinois, on May 3, 2018.

KNOWLES CORPORATION

By:	/s/ Jeffrey S. Niew
Jeffrey S. Niew
President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Jeffrey S. Niew, John S. Anderson and Bryan E. Mittelman, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey S. Niew Jeffrey S. Niew	Chief Executive Officer, President and Director (Principal Executive Officer)	May 3, 2018

/s/ John S. Anderson John S. Anderson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 3, 2018

/s/ Bryan E. Mittelman Bryan E. Mittelman	Vice President, Controller (Principal Accounting Officer)	May 3, 2018

/s/ Donald Macleod Donald Macleod	Chairman, Board of Directors	May 3, 2018

/s/ Keith L. Barnes Keith L. Barnes	Director	May 3, 2018

/s/ Hermann Eul Hermann Eul	Director	May 3, 2018

/s/ Didier Hirsch Didier Hirsch	Director	May 3, 2018

/s/ Ronald Jankov Ronald Jankov	Director	May 3, 2018

/s/ Jane Li Jane Li	Director	May 3, 2018

/s/ Richard K. Lochridge Richard K. Lochridge	Director	May 3, 2018

/s/ Cheryl Savers Cheryl Savers	Director	May 3, 2018